Exhibit 10.24

April 11, 2008

David J. de Poincy

2117 Dana Court

Flower Mound, TX 75028

Dear David,

The purpose of this letter is to outline the current terms of your employment and Sabre’s commitment to provide certain stock options and compensation once these programs are fully developed. All prior agreements including your initial offer of employment letter dated November 2, 2007 are still in place except as modified by this letter. The Non-compete, Non-solicitation and Confidentiality Agreement referred to and attached with the initial offer letter remains in force.

Effective March 10, 2008, you were promoted to President Sabre Divisions and Executive Vice President Central Operations.  You will continue to report directly to me.  Your annualized base pay was increased to $200,000 or $3846.15 per week.

Reporting to you in your new position are:

•                  Dean Barkman, VP & GM Sabre Tubular Structures

•                  Brian Newberg, VP & GM Sabre Towers & Poles

•                  John Pleiss, VP & GM Sabre Site Solutions

•                  Lloyd Myers, Corporate Director Operations

•                  General Manager Sabre Galvanizing Inc. — position currently open

•                  Director Procurement — position currently open

You will continue to be eligible for Sabre’s benefits outlined in your initial offer letter.  This includes 18 days of PPL.

Once an annual incentive bonus plan is developed for the senior management group, you will be eligible to participate in that program.

It is Sabre’s intent to make available to you 3000 stock option shares at an option price of $32.86 per share. Separate stock option documents will be provided to you once the stock is available, which the company expects to resolve in the near future.  We understand you were provided with Sabre Industries’ stock option document indicating the 1500 shares as part of the initial offer of employment package. The Company is providing an additional 1500 shares at this time.  You became vested in 20% of the initial 1500 options on your date of hire, November 13, 2007.  As of the date of this letter there remain 2700 shares that are not vested. For the remaining 2700 shares, you will vest 20% per year on each anniversary of your date of hire.

Congratulations on your promotion. Please let me know if you have any questions.

Sincerely,

/s/ James D. Mack
James D. Mack
CEO Sabre Industries, Inc.